Exhibit 10.2

December 6, 2005

EMPLOYEE FIRST AND LAST NAME

Dear EMPLOYEE FIRST NAME,

Congratulations! We are pleased to confirm your participation in the 2006 Adelphia Communications Short-Term Incentive Plan (STIP).   The 2006 STIP was approved by the Compensation Committee of the Board of Directors on December 4, 2005.  The plan is a key component of your total compensation package.

For you, the 2006 STIP means an opportunity to earn TARGET% of your salary, subject to proration for changes in salary, and/or time in the plan.

2006 will be a challenging year as we finalize the sale of assets with the buyers. Until the sale is finalized we need to maintain a sharp focus on our goals and objectives and continue to improve operational and financial performance and increase our subscriber base.

Recognizing that it is anticipated that the sale of Adelphia’s assets to the buyers will close within the first half of the year, the Company performance criteria under the 2006 STIP have only been developed for the first six months of 2006.  If necessary, the Company will develop performance criteria for the balance of 2006.

A summary of the plan and a plan document is attached for your review.  Please take time to read and understand it.  Think about what you can personally do to improve results and help all of us achieve our goals.  Think about how we can better serve our customers, and how you can lead your team to improve the business and to meet our 2006 objectives.

Congratulations again and thank you for your continued support, commitment and good work.

Sincerely,

Bill Schleyer	Ron Cooper
Chairman and CEO	President and COO

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